Exhibit 99.1

ION reports first quarter 2021 results, reflecting third consecutive increase in backlog and transformed capital structure

HOUSTON – May 5, 2021 – ION Geophysical Corporation (NYSE: IO) today reported total net revenues of $14.0 million in the first quarter 2021, a 49% decrease compared to $27.3 million in the fourth quarter 2020 and a 75% decrease compared to $56.4 million one year ago. At March 31, 2021, backlog, which consists of commitments for multi-client programs and proprietary imaging work, was $21.4 million or 9% higher compared to December 31, 2020.

Net loss attributable to ION in the first quarter 2021 was $7.2 million, or a loss of $0.46 per share, compared to a net loss attributable to ION of $2.3 million, or a loss of $0.16 per share in the first quarter 2020. Excluding special items in both periods, the Company reported an Adjusted net loss attributable to ION in the first quarter 2021 of $14.9 million, or a loss of $0.95 per share, compared to an Adjusted net income attributable to ION of $4.7 million or $0.33 per share in the first quarter 2020. The Company reported Adjusted EBITDA of $(6.6) million for the first quarter 2021, compared to $23.1 million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.

At quarter close, the Company’s total liquidity of $39.5 million consisted of $34.2 million of cash (including net revolver borrowings of $21.3 million) and $5.3 million of remaining available borrowing capacity under the revolving credit facility. In April 2021, the Company successfully completed its previously announced offer to exchange its 9.125% Senior Secured Notes Due in December 2021 (the “Old Notes”) for newly issued 8.00% Senior Secured Second Priority Notes due in December 2025 (the “New Notes”) and other consideration in the form of cash and ION common stock (the “Exchange Offer”). Approximately 94.1% the Old Notes where tendered and accepted as part of the Exchange Offer. The Company also completed its previously announced Rights Offering, providing shareholders the right purchase New Notes or Common Stock (the “Rights Offering”).

In total, $116.2 million in aggregate principal amount of New Notes and 10.9 million shares of Common Stock were issued through the Exchange Offer and Rights Offering. ION will receive approximately $14 million in net proceeds from the transactions after deducting noteholder obligations, transaction fees and accrued and unpaid interest paid on the Old Notes tendered. There remains $7.1 million of Old Notes outstanding. For more detailed information on the results of the Exchange Offer and Rights Offering, please see Company’s press release issued on April 20, 2021.

“We closed significantly lower multi-client data sales than expected during the first quarter, as many of our clients were restructuring their organizations and finalizing capital budgets later than usual. This delayed commercial discussions and exacerbated the typical low sales and EBITDA seasonality associated with the first quarter. Last year, we had an exception to that pattern with strong first quarter results driven by an unusually large 2019 year-end deal that ultimately closed in March of 2020. Importantly, backlog grew for the third consecutive quarter, driven by our strategic decision to participate in the 3D new acquisition multi-client market. We expect to recognize the majority of backlog as revenue during the second and third quarters as the much larger phase of our Mid North Sea High program progresses this summer. Our team has gained industry credibility and cultivated a robust pipeline of other potential 3D program opportunities, such as the exclusive agreement we announced offshore Kenya. Our proprietary Gemini™ source technology continues to perform extraordinarily well as exhibited by the project extension we received from a Super Major.

“Operations Optimization revenues remained fairly consistent sequentially. Our market diversification strategy continues to progress well. Following the fourth quarter contract award, we deployed Marlin™ SmartPort across CalMac’s ports and harbors during the first quarter and continue to receive positive client feedback on the value our software delivers. In addition to commercial discussions on very promising Marlin SmartPort trial conversions, our business development team increased outreach abroad leveraging U.S. government connections and hired an experienced resource to accelerate sales and marketing in North America. As we expanded our WellAlert™ commercial outreach in an effort to secure funding for a sea trial, several energy companies remarked on its broad applicability for additional infrastructure and environmental monitoring use cases.  During the quarter, we also continued to make advancements in both the hardware and software of our prototype. Although we embarked on a diversification strategy several years ago, and have been focused on industry themes such as sustainability and digitalization for some time, this quarter we established new workgroups to accelerate progress on the most promising energy transition opportunities.

“We successfully completed the balance sheet restructuring, which extended our bond maturity to 2025 with a lower interest rate and eliminated our going concern accounting opinion. The conversion feature also has the potential to transform our capital structure by providing a path to convert nearly all our debt to equity as we execute our strategy over the coming years. Net proceeds from both the Registered Direct Offering and Rights Offering injected approximately $24 million of liquidity to provide flexibility to manage the business through the tail of the pandemic and support our diversification strategy.

“This capital restructuring allows us to focus exclusively on executing our strategy to drive long-term profitable growth in both our core and new markets. While we expect the market will remain challenging in the near-term, there have been a number of positive developments, which point to improving market conditions in the back half of the year.  Brent crude oil prices, which play an integral role in the trajectory of customers' offshore capital spending programs, have rebounded to pre-pandemic levels. With our refocused strategy, over $40 million lower cost structure, and realigned executive team, we are well positioned to capitalize on the expected modest increase in E&P spending this year; and our investments the last few years position us to leverage high value strengths to targeted new markets.”

first quarter 2021

The Company’s segment revenues for the first quarter were as follows (in thousands):

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
E&P Technology & Services	$7,236	$19,934	$46,514
Operations Optimization	6,800	7,361	9,900
Total	$14,036	$27,295	$56,414

E&P Technology & Services segment revenues were $7.2 million for the first quarter 2021, compared to $19.9 million for the fourth quarter 2020 and $46.5 million for first quarter 2020. Within the E&P Technology & Services segment, multi-client revenues were $3.6 million, a decrease of 91% from first quarter 2020, primarily due to lower volume of data library sales. Imaging and Reservoir Services revenues were $3.7 million, a decrease of 26% from first quarter 2020, due to lower proprietary tender activity.

Operations Optimization segment revenues were $6.8 million for the first quarter 2021 compared to $7.4 million for the fourth quarter 2020 and $9.9 million for first quarter 2020. Within the Operations Optimization segment, Optimization Software & Services revenues were $2.8 million, a 36% decline from first quarter 2020 due to reduced seismic activity and associated services demand resulting from COVID-19. Devices revenues were $4.0 million, a 28% decrease from first quarter 2020 due to lower sales of towed streamer equipment spares and repairs.

Consolidated gross margin for the quarter was 6%, compared to 27% for the fourth quarter 2020 and 50% one year ago primarily from decline in revenues. Gross margin in E&P Technology & Services was (22)% compared to 22% for the fourth quarter 2020 and 51% one year ago resulting from a significant year-end 2D data library deal that ultimately closed during the first quarter 2020 that was not repeated during the first quarter 2021. Operations Optimization gross margin was 36%, compared to 42% for the fourth quarter 2020 and  47% one year ago.

Consolidated operating expenses were $11.1 million, a 5% decrease from $11.7 million in the fourth quarter 2020 and a 50% decrease from $22.0 million in the first quarter 2020 resulting from the cost reductions implemented during the first half of 2020. Excluding the impact of special items from last year, first quarter 2021 operating expenses declined by 30% and 17%, respectively, compared to the adjusted operating expenses of $13.3 million in the fourth quarter 2020 and $15.9 million one year ago. Operating margin was (73)%, compared to 11% one year ago. The decline in operating margin was the result of the decline in net revenues.

Income tax expense (benefit) was $(6.8) million for the first quarter 2021 compared to $5.6 million for the fourth quarter 2020 and $5.9 million for the first quarter 2020. The income tax benefit for the Current Quarter primarily relates to the reversal of the valuation allowance of $7.7 million related to net deferred tax assets of certain foreign subsidiaries. The Company’s income tax expense in the first quarter 2020 primarily relates to results generated by our non-U.S. businesses in Latin America.

CONFERENCE CALL

The Company has scheduled a conference call for Thursday, May 6, 2021, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (833) 362-0195 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 13, 2021. To access the replay, dial (855) 859-2056 and use pass code 8154095.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting ir.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contact

Mike Morrison

Executive Vice President and Chief Financial Officer

+1.281.879.3615

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; and political, execution, regulatory, and currency risks.  For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission (SEC), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands, except per share data)
Service revenues	$7,464	$20,113	$47,485
Product revenues	6,572	7,182	8,929
Total net revenues	14,036	27,295	56,414
Cost of services	9,270	16,022	22,275
Cost of products	3,907	3,833	4,628
Impairment of multi-client data library	—	—	1,167
Gross profit	859	7,440	28,344
Operating expenses:
Research, development and engineering	2,947	3,022	4,008
Marketing and sales	2,759	2,787	4,858
General, administrative and other operating expenses	5,387	5,910	9,002
Impairment of goodwill	—	—	4,150
Total operating expenses	11,093	11,719	22,018
Income (loss) from operations	(10,234)	(4,279)	6,326
Interest expense, net	(3,262)	(3,501)	(3,221)
Other income (expense), net	(607)	223	429
Income (loss) before income taxes	(14,103)	(7,557)	3,534
Income tax expense (benefit), net	(6,849)	5,634	5,874
Net loss	(7,254)	(13,191)	(2,340)
Less: Net loss attributable to noncontrolling interests	91	55	77
Net loss attributable to ION	$(7,163)	$(13,136)	$(2,263)
Net loss per share:
Basic and Diluted	$(0.46)	$(0.92)	$(0.16)
Weighted average number of common shares outstanding:
Basic and Diluted	15,718	14,320	14,230

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2021	2020
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$34,228	$37,486
Accounts receivable, net	8,457	8,045
Unbilled receivables	4,085	11,262
Inventories, net	11,031	11,267
Prepaid expenses and other current assets	7,387	7,116
Total current assets	65,188	75,176
Deferred income tax asset, net	7,743	—
Property, plant and equipment, net	9,063	9,511
Multi-client data library, net	50,300	50,914
Goodwill	19,773	19,565
Right-of-use assets	33,330	35,501
Other assets	4,250	2,926
Total assets	$189,647	$193,593
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$29,233	$143,731
Accounts payable	28,242	33,418
Accrued expenses	17,737	16,363
Accrued multi-client data library royalties	20,677	21,359
Deferred revenue	4,454	3,648
Current maturities of operating lease liabilities	8,408	7,570
Total current liabilities	108,751	226,089
Long-term debt, net of current maturities	112,737	—
Operating lease liabilities, net of current maturities	36,318	38,372
Other long-term liabilities	212	222
Total liabilities	258,018	264,683
Deficit:
Common stock, $0.01 par value; authorized 26,666,667 shares; outstanding 17,344,187 and 14,333,101 shares at March 31, 2021 and December 31, 2020, respectively.	173	143
Additional paid-in capital	968,633	958,584
Accumulated deficit	(1,018,679)	(1,011,516)
Accumulated other comprehensive loss	(19,575)	(19,913)
Total stockholders’ deficit	(69,448)	(72,702)
Noncontrolling interests	1,077	1,612
Total deficit	(68,371)	(71,090)
Total liabilities and stockholders' deficit	$189,647	$193,593

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,254)	$(2,340)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization (other than multi-client library)	959	840
Amortization of multi-client data library	3,285	8,020
Impairment of multi-client data library	—	1,167
Impairment of goodwill	—	4,150
Stock-based compensation expense	286	617
Provision for expected credit losses	396	—
Deferred income taxes	(7,743)	421
Change in operating assets and liabilities:
Accounts receivable	(798)	(21,868)
Unbilled receivables	7,177	2,666
Inventories	217	(772)
Accounts payable, accrued expenses and accrued royalties	(2,598)	1,688
Deferred revenue	823	355
Other assets and liabilities	973	(1,910)
Net cash used in operating activities	(4,277)	(6,966)
Cash flows from investing activities:
Investment in multi-client data library	(5,211)	(9,668)
Purchase of property, plant and equipment	(576)	(496)
Net cash used in investing activities	(5,787)	(10,164)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	27,000
Repayments under revolving line of credit	(1,250)	—
Payments on notes payable and long-term debt	(752)	(760)
Costs associated with debt issuance	(806)	—
Net proceeds from issuance of stocks	9,802	—
Other financing activities	(316)	(10)
Net cash provided by financing activities	6,678	26,230
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	128	470
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,258)	9,570
Cash, cash equivalents and restricted cash at beginning of period	39,813	33,118
Cash, cash equivalents and restricted cash at end of period	$36,555	$42,688

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net revenues:
E&P Technology & Services:
New Venture	$1,087	$3,458	$1,441
Data Library	2,484	13,707	40,131
Total multi-client revenues	3,571	17,165	41,572
Imaging and Reservoir Services	3,665	2,769	4,942
Total	7,236	19,934	46,514
Operations Optimization:
Optimization Software & Services	2,844	3,326	4,427
Devices	3,956	4,035	5,473
Total	6,800	7,361	9,900
Total net revenues	$14,036	$27,295	$56,414
Gross profit (loss):
E&P Technology & Services	$(1,607)	$4,341	$23,730	(a)
Operations Optimization	2,466	3,099	4,614
Total gross profit	$859	$7,440	$28,344
Gross margin:
E&P Technology & Services	(22)%	22%	51%
Operations Optimization	36%	42%	47%
Total	6%	27%	50%
Income (loss) from operations:
E&P Technology & Services	$(4,853)	$(669)	$17,952	(a)
Operations Optimization	(820)	(591)	(3,259)	(b)
Support and other	(4,561)	(3,019)	(8,367)
Income (loss) from operations	(10,234)	(4,279)	6,326
Interest expense, net	(3,262)	(3,501)	(3,221)
Other income (expense), net	(607)	223	429
Income (loss) before income taxes	$(14,103)	$(7,557)	$3,534

(a) Includes impairment of multi-client data library of $1.2 million for the three months ended March 31, 2020.

(b) Includes impairment of goodwill of $4.2 million for the three months ended March 31, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Summary of Net Revenues by Geographic Area

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Europe	$4,366	$2,537	$7,472
Latin America	3,503	7,411	20,062
Asia Pacific	2,201	3,971	7,763
Africa	1,772	10,413	12,240
North America	1,208	1,936	3,888
Middle East	727	817	954
Other	259	210	4,035
Total net revenues	$14,036	$27,295	$56,414

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss (Non-GAAP Measure)

(In thousands)

(Unaudited)

The term EBITDA (excluding non-recurring items) represents net loss before net interest expense, income taxes, depreciation and amortization and other non-recurring charges such as impairment charges and severance expenses. The term Adjusted EBITDA is EBITDA (excluding non-recurring items) but also excludes the impact of fair value adjustments related to the Company’s outstanding stock appreciation awards. EBITDA (excluding non-recurring items) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA (excluding non-recurring items) and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA (excluding non-recurring items) and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA (excluding non-recurring items) and Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
Net loss	$(7,254)		$(13,191)		$(2,304)
Interest expense, net	3,262		3,501		3,321
Income tax expense (benefit)	(6,849)	(a)	5,634	(b)	5,874
Depreciation and amortization expense	4,244		6,686		8,860
Impairment of multi-client data library	—		—		1,167
Impairment of goodwill	—		—		4,150
Severance expense	—		—		3,102
EBITDA excluding non-recurring items	(6,597)		2,630		24,170
Stock appreciation rights (credit) expense	7		(1,541)		(1,094)
Adjusted EBITDA	$(6,590)		$1,089		$23,076

(a) Includes reversal of valuation allowance on our net deferred tax assets of $7.7 million resulting from the going concern being removed for the three months ended March 31, 2021.

(b) Includes valuation allowance on our net deferred tax assets resulting from the going concern conclusion of $8.5 million for the three months ended December 31, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Description of Special Items and Reconciliation of GAAP (As Reported) to Non-GAAP (As Adjusted) Measures

(In thousands, except per share data)

(Unaudited)

The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended March 31, 2021 and 2020 and December 31, 2020:

	Three Months Ended March 31, 2021			Three Months Ended December 31, 2020				Three Months Ended March 31, 2020
	As Reported	Special Items	As Adjusted	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$14,036	$—	$14,036	$27,295	$—		$27,295	$56,414	$—		$56,414
Cost of sales	13,177	—	13,177	19,855	—		19,855	28,070	(1,167	)(a)	26,903
Gross profit	859	—	859	7,440	—		7,440	28,344	1,167		29,511
Operating expenses	11,093	(7)	11,086	11,719	1,541	(d)	13,260	22,018	(6,158	)(b)	15,860
Income (loss) from operations	(10,234)	7	(10,227)	(4,279)	(1,541)		(5,820)	6,326	7,325		13,651
Interest expense, net	(3,262)	—	(3,262)	(3,501)	—		(3,501)	(3,221)	—		(3,221)
Other income (expense), net	(607)	—	(607)	223	(8,492	)(e)	(8,269)	429	—		429
Income (loss) before income taxes	(14,103)	7	(14,096)	(7,557)	6,951		(606)	3,534	7,325		10,859
Income tax expense (benefit)	(6,849)	7,743 (c)	894	5,634			5,634	5,874	350	(a)	6,224
Net income (loss)	(7,254)	(7,736)	(14,990)	(13,191)	6,951		(6,240)	(2,340)	6,975		4,635
Net loss attributable to noncontrolling interests	91	—	91	55	—		55	77	—		77
Net income (loss) attributable to ION	$(7,163)	$(7,736)	$(14,899)	$(13,136)	$6,951		$(6,185)	$(2,263)	$6,975		$4,712
Net income (loss) per share:
Basic	$(0.46)		$(0.95)	$(0.92)			$(0.43)	$(0.16)			$0.33
Diluted	$(0.46)		$(0.95)	$(0.92)			$(0.43)	$(0.16)			$0.33
Weighted average number of common shares outstanding:
Basic	15,718		15,718	14,320			14,320	14,230			14,230
Diluted	15,718		15,718	14,320			14,320	14,230			14,286

(a) Represents the impairment of multi-client data library of $1.2 million and the related tax impact of $0.4 million for the three months ended March 31, 2020.

(b) Represents impairment of goodwill of $4.2 million and severance expense of $3.1 million, partially offset by stock appreciation right awards credit of $1.1 million for the three months ended March 31, 2020.

(c) Represents the reversal of valuation allowance on our net deferred tax assets of $7.7 million for the three months ended March 31, 2021.

(d) Represents stock appreciation rights awards credit of $1.5 million for the three months ended December 31, 2020.

(e) Represents a full valuation allowance on our net deferred tax assets of $8.5 million for the three months ended December 31, 2020.